EXHIBIT 99.1

[Letterhead of Arbitron Inc.]

April 18, 2001

Dear Stockholder:

On March 30, 2001, the Arbitron Inc. Board of Directors adopted a Stockholder Rights Plan to protect your rights and investment in Arbitron Inc.

The Rights Plan is intended to protect the rights of Arbitron stockholders during the six months immediately following establishment of Arbitron as an independent publicly traded company. Similar to plans adopted by more than 2,200 publicly traded companies (with exception of its short, six-month duration), the Rights Plan is designed to deter coercive or unfair takeover tactics. The Rights Plan will also assist Arbitron’s Board of Directors in dealing with any future actions taken by hostile entities that attempt to deprive Arbitron and its stockholders of the opportunity to obtain the most attractive price for their shares during this six-month period.

As part of this Rights Plan, a special type of dividend has been declared on the capital stock of Arbitron in the form of a distribution of rights. The enclosed Summary of Rights description describes the principal features of the Rights Plan. I urge you to read the summary carefully and keep it with your stock records as it contains important information.

The Board of Directors is very sensitive to the concerns of the marketplace, particularly those raised by important institutional investors, about taking actions that may be perceived as efforts to “entrench” management. At the same time, the Board of Directors recognized that during the first few months of Arbitron’s existence as an independent public company, the volatility in our stock price may be significant. The Board’s adoption of a Rights Plan limited to a six-month term, I believe, is a balanced response to the issues facing the Board.

Lawrence Perlman, nonexecutive chairman of the Arbitron Board of Directors, has publicly stated that the Rights Plan has been implemented as a short-term protective measure for the stockholders during this initial trading period and that the Board of Directors has no present intention of enacting a new Rights Plan when the present one expires on September 30, 2001.

The rights provided under the Rights Plan are not intended to prevent a fair and equitable takeover of Arbitron and will not do so. The rights are designed to deal with the problem of a potential acquirer using coercive or unfair tactics to deprive the Board of Directors of any real opportunity to determine the future of Arbitron and to realize the value of your investment.

The distribution of rights under the Rights Plan will not in any way alter the financial strength of Arbitron or interfere with its business plans. The distribution of rights will not change the way in which you can currently trade Arbitron’s shares and will not be dilutive or affect reported per-share results. While the distribution of the rights will not be taxable either to you or to Arbitron, stockholders may, depending on their individual circumstances, recognize taxable income should the rights become exercisable. As explained in further detail in the enclosed Summary of Rights, the rights will only become exercisable if certain events occur. You do not need to take any current action with respect to your shares.

The Board of Directors is aware that some argue that such plans could deter legitimate acquisition proposals. The Board of Directors, assisted by our investment banking and legal advisers, carefully considered these arguments and concluded that such arguments are speculative and do not justify denying stockholders the protection that the Rights Plan affords against abusive takeover tactics. Among other things, the Board of Directors considered third-party studies which suggested that rights plans do not prevent takeovers and that companies protected by rights plans received higher premiums than did companies without such plans in takeover contests.

The overriding objective is to preserve and enhance Arbitron’s value for all stockholders. In declaring the rights dividend, the Board of Directors has expressed its confidence in Arbitron’s future and its determination that you be given every opportunity to participate fully in that future.

Very truly yours,

/s/ Stephen B. Morris

Stephen B. Morris
President & Chief Executive Officer

Enclosure